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                                                                  Exhibit 10.140

                                   AGREEMENT


     This Agreement ("Agreement") is made and entered into as of June 28, 1999 (the "Effective Date") between and among Display Technologies, Inc., a Nevada corporation ("DTEK"), AmeriVision Outdoor, Inc., a Florida corporation ("NEWCO"), AmeriVision Outdoor, LLC, a Nevada limited liability company ("LLC"), and Michael T. Barr, Joe W. Brown, William W. Byrd and George Whitlow (individually, "Founder" and, collectively, "Founders").

                                   RECITALS:

     A. The Founders are the owners of all of the outstanding equity interests of LLC ("LLC Equity") in the percentages set forth on Schedule A hereto and have
                                                      ----------
invested equity ("LLC Equity") in or loans ("Founder Loans") to LLC in the amounts set forth on Schedule A;
                     ----------

     B. DTEK intends to purchase and acquire from NEWCO certain newly issued shares of preferred stock of NEWCO;

     C. NEWCO intends to use part of the proceeds from the DTEK investment to purchase and acquire from LLC substantially all of LLC's assets and liabilities;

     D. Upon receipt of the above proceeds from NEWCO, LLC intends to distribute such proceeds to the Founders in repayment of the Founder Loans and as distributions on their LLC Equity;

     E. Upon receipt of the liquidating proceeds from LLC, the Founders intend to reinvest part of such proceeds in newly issued shares of common stock of NEWCO;

     F. Following the consummation of the foregoing transactions, the parties desire to provide for certain purchase options and other rights relating to ownership of the outstanding stock of NEWCO; and

     G. The parties intend to effectuate the foregoing transactions all pursuant to the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, the parties to this Agreement agree as follows:

     1. DTEK INVESTMENT IN NEWCO. Simultaneously with the execution and delivery of this Agreement, DTEK will make a cash capital contribution of $500,000 to NEWCO in consideration of the issuance by NEWCO to DTEK of 8,000 newly issued shares of preferred stock, par value $.001 per share, of NEWCO designated as Series A 9% Cumulative Convertible Non-Voting Preferred Stock (the "Series A Preferred Stock"). As additional consideration, NEWCO will also issue to DTEK warrants to purchase up to 8,000 newly issued shares of common stock, par value $.001 per share, of NEWCO ("Common Stock"). The warrants shall be exerciseable for a
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period of 30 days following July 1, 2001 and will be payable in shares of Series
A Preferred Stock on a 1-for-1 basis. The warrants will terminate upon conversion of all outstanding shares of the Series A Preferred Stock.

     2. ACQUISITION OF LLC ASSETS AND LIABILITIES. In consideration of the payment by NEWCO to LLC of $465,750 (the "Purchase Price"), payable as provided in Section 3 below, LLC hereby sells, conveys, assigns and transfers to NEWCO the assets listed on Schedule B hereto (the "Assets") and NEWCO hereby assumes
                     ----------
and agrees to pay, perform and discharge the liabilities of LLC listed on Schedule C (the "Assumed Liabilities"). Any obligations or liabilities not
-----------
listed on Schedule C ("Excluded Liabilities") are expressly not assumed by NEWCO
          ----------
from LLC.

     3.   DISTRIBUTIONS TO FOUNDERS.

          (a) Simultaneously with the execution of this Agreement, NEWCO will pay to LLC $393,500 of the Purchase Price and LLC will distribute such proceeds to the Founders in the respective amounts set forth on Schedule A hereto.
                                                       ----------
Subject to the receipt of such funds by the Founders, each of the Founders, for himself and any person claiming by, through or under him, hereby completely and forever releases and discharges LLC from any and all Founder Loans, whether or not set forth on Schedule A, and any and all other obligations, liabilities or
                 ----------
claims of any nature whatsoever, whether fixed or contingent or known or unknown. The Founders further acknowledge and agree that they have no direct or indirect ownership interest in any of the Assets or any tangible or intangible assets of NEWCO, except for the stock ownership interests of the Founders in NEWCO provided for elsewhere in this Agreement.

          (b) Within 90 days following the date of this Agreement, NEWCO will pay the remaining $196,750 of the Purchase Price to the Founders in the respective amounts set forth on Schedule D hereto.
                                ----------

     4. PURCHASE OF NEWCO COMMON STOCK. Simultaneously with the execution and delivery of this Agreement, each of the Founders shall purchase from NEWCO newly issued shares of Common Stock for the purchase or subscription price of $62.50 per share of Common Stock. The number of shares of Common Stock to be purchased by each Founder, and the aggregate purchase price therefor, are set forth on Schedule E hereto.
----------

     5. REPRESENTATIONS AND WARRANTIES OF LLC AND FOUNDERS. In order to induce DTEK and NEWCO to enter into this Agreement and to consummate the transactions contemplated hereby, LLC and the Founders hereby jointly and severally represent and warrant to DTEK and NEWCO as follows:

          5.1  Corporate Status; Ownership of Stock.

               (a) LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. LLC has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as it is now

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being conducted, to execute, deliver and perform its obligations under this
Agreement and to consummate the transactions contemplated hereby. LLC is duly qualified to do business, and is in good standing, in each of those jurisdictions where the ownership, operation or leasing of its properties and assets or the conduct of its business requires such qualification.

               (b) LLC has no direct or indirect interest by stock ownership or otherwise in any corporation, partnership, joint venture or other entity.

               (c) The Founders own good and merchantable title to 100% of the outstanding ownership or equity interests in LLC, free and clear of any and all liens, security interests, pledges or other encumbrances or restrictions of any nature.

          5.2 Authority. The execution, delivery and performance by LLC and the Founders of this Agreement and of each and every document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of LLC. This Agreement is valid and binding upon LLC and the Founders and enforceable against them in accordance with its respective terms.

          5.3 Conflict With Instruments; No Consents Required. Neither the execution or delivery by LLC and the Founders of this Agreement nor the consummation by LLC and the Founders of the transactions contemplated hereby, nor compliance by LLC and the Founders with any of the provisions hereof, will
(i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or organization, or bylaws, of LLC, (ii) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (or an event which, with or without the giving of notice or the lapse of time or both would constitute a default) with respect to, or result in the cancellation, modification or termination of, or the acceleration of the performance of any obligations required by, or of any indebtedness under, any contract, lease, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which LLC or any Founder is a party, or by which LLC, any Founder or any of the Assets may be bound or affected, (iii) result in the creation or imposition of a lien, security interest, charge or encumbrance upon any of the Assets, or (iv) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which LLC, any Founder or the Assets is subject. No approval, authorization, consent or other order or action of, or filing by LLC or the Founders with any court, administrative agency, other governmental authority or any other person or entity is required for the execution and delivery by LLC or the Founders of this Agreement or the consummation of the transactions contemplated hereby.

          5.4 Litigation. There has not been at any time since January 1, 1989, nor is there currently, any litigation, suit, proceeding, action, claim or investigation, at law or in equity, pending or, threatened against or affecting (as plaintiff or defendant) in any way LLC, the Assets or LLC's ability to own or operate its business and, to the best of the Founders' knowledge, there is no valid basis for any such litigation, proceeding, action, claim or investigation. Neither LLC, nor any of the

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Founders or the Assets is subject to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental authority, department, commission, board, bureau, agency or other instrumentality.

          5.5  Taxes.

               (a) All federal, state, local and foreign tax returns (including information returns) and tax reports required by any applicable law, rule, regulation or procedure of any federal, state, local or foreign government, agency, authority or body to be filed with respect to the business and Assets of LLC have been duly filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of the foregoing as filed are true, correct and complete, and reflect accurately all liability for taxes of LLC for the periods for which such returns relate and all amounts shown as owing thereon (and all interest and penalties thereon, if any) have been fully paid;

               (b) LLC has paid all federal, state, local and foreign taxes, including, without limitation, income, estimated, withholding, profits, franchise, sales, use, gross receipts, occupation, property, excise, employment, payroll related, export and other taxes and changes (including interest and penalties) (hereinafter "Taxes" or individually a "Tax"), payable by LLC or relating to or chargeable against its assets, revenues or income required to be paid by it through the date hereof. All Taxes and other assessments and levies required to be withheld by LLC with respect to its business from employees for income taxes, social security taxes and unemployment taxes have been collected or withheld, and either paid to the respective governmental agencies, or set aside in accounts and held for such purpose.

               (c) No claims or deficiencies had or have been asserted against LLC with respect to any taxes or other governmental charges or levies of LLC and there exists no basis for the making of any such claims; and

               (d) LLC has not signed any waiver of any statute of limitations with respect to the assessment or collection of any taxes or executed or filed any agreement with the Internal Revenue Service or any other federal, state, local or foreign taxing authority extending the period for the assessment or collection of taxes.

          5.6  Compliance with Laws; Environmental.

               (a) LLC's business has at all times been conducted in compliance with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to the business or properties of LLC, including, without limitation, matters relating to anti-competitive practices, discrimination, employment, health and safety, and the present uses by LLC of its properties do not violate any such laws, ordinances, regulations and orders in any respect. LLC has all federal, state, local and foreign governmental licenses and permits necessary to the conduct of its business, all such licenses and permits are in full force and effect, no violations are recorded in respect of any thereof, and no proceeding was or is pending or threatened to revoke or limit any thereof.
Schedule 5.6
------------

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contains a list of all such licenses and permits. There are, no consents, orders, decrees or other compliance agreements relating to LLC under which LLC was or is operating or bound on the applicable date.

               (b) All real property owned or occupied by LLC and used in its businesses and operations and the buildings, fixtures, equipment and other improvements located thereon, and the present use thereof, comply in all respects with all applicable zoning, pollution, toxic waste and other laws, fire codes, building codes, health codes, ordinances and regulations. All real property owned or occupied by LLC and used in its business and operations and the buildings, fixtures and other improvements located thereon, and the present use thereof, comply on the date hereof in all respects with all applicable environmental laws, codes, ordinances and regulations. The business and operations of LLC are in strict compliance with all applicable laws, statutes, regulations, ordinances, decrees or orders of governmental authorities relating to substances treated, stored or handled by LLC. There has been no spillage, leakage, contamination or release of or by any such substances by Seller. None of the real property owned or occupied by LLC is contaminated with or contains any hazardous substance or wastes, whether or not currently a hazard, and the waters below and adjacent thereto have not received organic or inorganic material from such real property as a result of LLC's operations thereon.

          5.7  Title to and Condition of Assets.  Except as set forth in
Schedule 5.7 attached hereto (which schedule sets forth in detail both the lien
------------
and the debt instrument to which it relates), LLC has good, valid and marketable title to each and every one of the Assets, whether tangible or intangible, real or personal, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, or other restrictions or charges whatsoever. Subject to ordinary wear and tear and maintenance, the Assets used in the operations of LLC are in operating condition and are adequate and suitable for their present uses. Except for the leasehold interests and leased properties specifically identified on Schedule 5.7, there are no assets owned by
                                      ------------
any third party which are used in the operations of the business of LLC, as presently conducted or proposed to be conducted.

          5.8  Material Commitments.  Schedule 5.8 attached hereto sets forth a
                                      ------------
true, correct and complete list of all written contracts, agreements, personal property leases and other obligations and written summaries of all oral agreements relating to the business and operations of LLC which are assigned to and assumed by NEWCO. Except for agreements listed on Schedule 5.8, LLC is not
                                                       ------------
a party to or otherwise bound by any (i) contracts and agreements which provide for aggregate payments by LLC in excess of $1,000 for the purchase or lease of goods, materials, equipment, supplies or capital assets, or for the performance of services; (ii) contracts and agreements for the sale or distribution of goods or services produced by LLC; (iii) management or employee contracts (except those that are terminable without penalty, severance or other payment on 30 days or less notice), consulting contracts, distributor agreements, broker agreements, union contracts, termination and severance agreements, health and welfare plans, life or hospitalization insurance plans, pension, retirement, profit, bonus or other similar benefits plans or deferred compensation plans, formal or informal, providing benefits to any current or former director, officer, shareholder or employee of LLC; (iv) notes, mortgages, loan agreements, security agreements, letters

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of credit, guarantees, credit agreements and other evidences of indebtedness;
(v) contract or commitment for expenditures involving more than $1,000 in any instance; (vi) guaranty of the obligations of a third party; (vii) agreement which restricts LLC from engaging in any line of business or from competing with any other person or entity anywhere in the world; (viii) agreement or arrangement for the sale of any of the assets, property or rights of LLC outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of such assets, property and rights; or (ix) any agreement, contract or arrangement with the Founders or any affiliates of LLC or the Founders. All such contracts, agreements and other executory obligations set forth on Schedule 5.8 (collectively the "Assumed Agreements") are valid, binding
         ------------
and enforceable in accordance with their respective terms and are in full force and effect, and were entered into in the ordinary course of business on an "arms-length" basis and consistent with past practices. LLC has performed all the obligations required to be performed by it as of such date and is not in breach of, nor has defaulted under any of the Assumed Agreements and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any of the Assumed Agreements. As of the date hereof, no occurrence or circumstance exists which constitutes (with or without the giving of notice or the lapse of time or both) a breach or default by the other party thereto and none of such parties has indicated to LLC or any of the Founders an intention to terminate such contract or materially reduce the volume of its transactions with LLC. Except as otherwise set forth on Schedule
                                                                      --------
5.8, all of the Assumed Agreements are assignable to NEWCO without affecting any
---
of the material terms thereof.

          5.9  Furniture, Fixtures, etc.  Schedule 5.9 attached hereto
                                          ------------
contains a true, correct and complete list of all supplies, equipment, furniture, fixtures, vehicles, leasehold improvements, office equipment, and signs owned by LLC or used by LLC in connection with its business.

          5.10 Intangible Personal Property.  Set forth on Schedule 5.10
                                                           -------------
attached hereto is a true, correct and complete list of all franchises, non-competition covenants, trademarks, service marks, brands, copyrights, trade names, licenses, patents and other items of intangible property which as of the date hereof are owned, used by or accrued to the benefit of Seller. LLC owns the entire right, title and interest in and to each of the scheduled items of intangible personal property (including, without limitation, the exclusive right to use and license the same), free and clear of any claim or conflict with the rights of others and no royalties, honorariums or fees are payable by LLC to any person or entity by reason of the ownership or use of such intangible personal property. Neither LLC nor any Founder knows of any third party infringement thereof. As of the date hereof, LLC has taken all steps necessary to maintain its interest in the scheduled intangible property and to protect its interests from infringement by third parties. There are no facts known to LLC or any Founder which might reasonably serve as the basis of any claim that any part of the business carried on by LLC infringes on the rights of any other person or entity, or of any claim that LLC has not performed the obligations required to be performed by it, or of any claim that LLC is in default with respect to any of such items of intangible personal property. All of the intangible personal property listed on Schedule 5.10 is assignable to NEWCO without alteration or
                   -------------
impairment. Neither LLC nor any Founder is aware of any pending or threatened cancellation or revocation of any agreement

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granting to LLC's rights under patents, trademarks, trade names, copyrights or
"know-how" of others.

          5.11 Insider Interests.  Except as set forth on Schedule 5.11 attached
                                                          -------------
hereto, none of the Founders nor any affiliate of LLC or any Founder:

               (a) owns, or within the past three (3) years has owned, directly or indirectly, any interest in any corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor or potential competitor of LLC, or of a supplier or customer of LLC, except for up to a five percent (5%) equity interest in an entity whose interests are publicly traded on a national securities exchange;

               (b) owns, or within the past three (3) years has owned, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible, which is associated with the business of LLC; or

               (c) has, or within the past three (3) years had, an interest in any contract or agreement pertaining or relating to LLC.

     For the purposes of this Agreement, the term "affiliate" means with respect to another person or entity (i) any person or entity directly or indirectly owning, controlling or holding ten percent (10%) or more of the outstanding voting securities of such other entity; (ii) any entity, ten percent (10%) or more of whose outstanding securities are directly or indirectly owned, controlled or held with power to vote by such other person or entity; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with such other person or entity; (iv) any officer, director, employee or partner of such other person or entity; (v) if such other person is an officer, director, employee or partner, any company for which such person acts in any such capacity; and (vi) any relative or spouse of such other person.

          5.12  Customers, Distributors and Suppliers.  Schedule 5.12 attached
                                                        -------------
hereto sets forth a true and complete list of LLC's customers and suppliers during the period January 1, 1999, through June 30, 1999 and such Schedule sets forth with respect to each, the name and address, dollar volume involved and nature of the relationship (including the principal categories of products bought, sold or distributed). Schedule 5.12 further sets forth the names and
                               -------------
addresses of any sole source suppliers of significant goods or services with respect to which alternative sources of supply are not available on comparable terms and conditions. LLC is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers, distributors or suppliers in the ordinary course of LLC's business. Since February 28, 1999, no such customer, distributor, or supplier
(i) has canceled, suspended or otherwise terminated its relationship with LLC or
(ii) has advised LLC of its intent to cancel, suspend or otherwise terminate such relationship, or, with respect to suppliers, to materially decrease its service or supplies of products to LLC or to materially increase the price or change the terms on which it supplies services or products to LLC and, with respect to customers and distributors, to materially decrease the amount of products purchased or to materially change the terms which it purchases products.

          5.13 Receivables.  Schedule 5.13 attached hereto is a true, correct
                             -------------
and complete list of unpaid accounts and notes receivable owing to LLC from third parties as of June 30, 1999. Except as set forth on Schedule 5.13 all such
                                                          -------------
accounts and notes receivable are bona fide receivables, represent arms-length transactions actually made in the ordinary course of LLC's business, are recorded correctly on the applicable books and records of LLC, collected or to be collected in full within thirty (30) days after the respective dates thereof (or, if the term for collection of any note receivable is more than thirty (30) days, within the time period so indicated in Schedule 5.13), subject to no
                                             -------------
defenses, counterclaims or setoffs, at the aggregate recorded amount thereof; subject, however, to reserves established for uncollectible amounts consistent with past practices, which reserves, as set forth in Schedule 5.13, are fully
                                                     -------------
adequate to cover losses of LLC with respect thereto.

          5.14 Trade Payables.  Schedule 5.14 attached hereto contains a true,
                                -------------
correct and complete list of all trade payables of LLC as of June 30, 1999 All of the trade payables of LLC listed on Schedule 5.14 and all trade payables of
                                       -------------
LLC incurred after June 30, 1999 were incurred by LLC in the ordinary course of its business consistent with past practice.

          5.15 No Undisclosed Liabilities. There is no basis for assertion against LLC of any claim, liability, commitment or obligation of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than (i) those disclosed in this Agreement or any of the schedules hereto, and (ii) those incurred in the ordinary course of business consistent with past practice.

          5.16 Bank Accounts.  Schedule 5.16 attached hereto sets forth the name
                               -------------
of each bank or financial institution (including account numbers, where applicable) with which LLC has an account, credit line, safety deposit box or vault and the names of all persons authorized to draw thereon or have access thereto.

          5.17 Insurance.  Schedule 5.17 attached hereto sets forth a true and
                           -------------
complete list and description of all policies of insurance covering the Assets and LLC's business that are now in effect. Such insurance is in full force and effect and is sufficient for compliance with all requirements of law and all agreements to which LLC is a party; and will not terminate or lapse by reason of the transactions contemplated hereby. There is no breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. Since February 28, 1999, LLC has not been denied insurance, nor been offered insurance only at a commercially prohibitive premium. Except as set forth on Schedule 5.17 attached hereto, no claims
                                 -------------
involving an amount in excess of $10,000 have been asserted under any of the foregoing insurance policies.

          5.18 Labor Matters.

               (a) LLC is not a party to and is not otherwise bound by any labor or collective bargaining agreement. LLC is in compliance in all material respects with all federal, state and local laws, rules and regulations affecting employment and employment practices of LLC, including terms and conditions of employment, age and sex discrimination and wages and hours.

LLC is not engaged in any unfair labor practices. There have been no complaints against LLC in connection with the business of LLC pending before the National Labor Relations Board or any similar state or local labor agency; there have been no labor strikes, slow-downs or stoppages or other labor troubles pending or threatened with respect to the employees of LLC; there have been no grievances asserted which might have a material adverse effect on the business of LLC; and LLC has not experienced any work stoppage.

               (b) Except as set forth on Schedule 5.18 attached hereto, all of
                                          -------------
LLC's employees are employed "at will," and LLC is not a party to any employment agreement that is not terminable without penalty, severance or other payment on 30-days' or less notice. In addition, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of LLC to any severance pay. There has not been, and to the best of the Founders' knowledge there will not be, any material adverse change in relations with employees of LLC as a result of any announcement of or the consummation of the transactions contemplated by this Agreement.

               (c) Except as set forth on Schedule 5.18 attached hereto, LLC
                                          -------------
does not maintain any employee benefit plan (a "Plan") within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement or plan or funding arrangement (including a simplified employee pension plan) sponsored, maintained or to which contributions are made by Seller.

     With respect to each Plan, LLC has delivered or made available to Purchaser copies of the most recent general notification to employees of their rights under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "group health plan" as defined in Code Section 5000(b).

     With respect to each Plan: (i) there are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of LLC, threatened, and LLC has no knowledge of any facts which could give rise to any such actions, suits, proceedings, investigations or claims; (ii) the Plan and LLC have complied with all applicable requirements of ERISA and the Code; and (iii) all insurance premiums related to the Plans required as of the Closing Date have been paid;

     With respect to any Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)) (a "Welfare Plan") and which is a group health plan (as such term is defined in Code Section 5000(b), no penalties have been assessed and no action, suit, proceeding, investigation or claim is pending or threatened against LLC for failure to comply with the requirements of Code
Section 4980B or Part 6 of Title I of ERISA ("Part 6"), and Seller has complied with said Code Sections and Part 6.

          5.19  Personnel.  Schedule 5.19 attached hereto contains a true and
                            -------------
complete list of:

               (a) the names, length of employment with LLC, salary, bonus and information regarding other forms of compensation paid or payable to LLC's key managerial employees or any employee whose compensation exceeds $25,000 per year, on the applicable date, including, without limitation, information regarding any executive compensation plans, deferred compensation agreements, deferred vacation or severance pay arrangements; and

               (b) the wage rates for LLC's non-salaried and non-executive salaried employees, by classification on the applicable date.

     LLC had no unaccrued and unpaid liability for any arrears of wages, bonuses or other employee benefits (including, without limitation, termination or severance pay, vacation pay, sick pay, personal days and holiday pay) for any of its employees.

          5.20 Brokers. Neither LLC nor any Founder has employed any financial advisor, broker or finder and none of them has incurred nor will any of them incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

          5.21 Accuracy of Documents and Information. All information provided to DTEK by LLC and the Founders with respect to LLC's business, including the representations and warranties made in this Agreement, the schedules and exhibits attached hereto, and all other financial information and projections provided to DTEK in connection with its investigation of LLC, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained herein or therein necessary in order to provide a prospective purchaser of the Assets with full and proper information as to the business or prospects or the financial condition or the results of operations of LLC, and the value of its properties.

     6. REPRESENTATIONS AND WARRANTIES OF DTEK AND NEWCO. In order to induce LLC and the Founders to enter into this Agreement and to consummate the transactions contemplated hereby, DTEK and NEWCO represent and warrant to LLC and the Founders as follows:

          6.1 Authorization. DTEK and NEWCO have full right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement by DTEK and NEWCO and the consummation by them of the transactions contemplated hereby and thereby have been duly and effectively authorized by all requisite corporate action and this Agreement constitutes the legal, valid and binding obligations of DTEK and NEWCO, enforceable in accordance with its terms.

          6.2 No Violation or Conflict. The execution and delivery of this Agreement by DTEK and NEWCO and the consummation by them of the transactions contemplated hereby and compliance by DTEK and NEWCO with the provisions hereof:
(i) do not and will not violate or conflict with any provision of law or regulation, or any writ, order or decree of any court, governmental or regulatory authority or agency; and (ii) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of DTEK and NEWCO pursuant to any instrument or agreement to which DTEK and NEWCO is a party or by which DTEK and NEWCO or their properties may be bound or affected.

     7.   INDEMNITY.

          7.1 Obligations of LLC and the Founders. LLC and the Founders hereby jointly and severally agree to defend, indemnify and hold harmless DTEK, NEWCO and their Affiliates from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by DTEK, NEWCO and their Affiliates:

               (a) as a result of, arising from, in connection with or incident to (i) any breach or inaccuracy of any representation, warranty, covenant or agreement of LLC or the Founders in this Agreement, or in any exhibit or schedule to this Agreement;

               (b) as a result of, or with respect to, any and all obligations or liabilities of LLC, whether known or unknown, asserted or unasserted, absolute, contingent or otherwise, not expressly included in the Assumed Liabilities (including, but not limited, to all losses and liabilities arising by reason of LLC's failure to satisfy and discharge, as same become due, any Excluded Liabilities);

               (c) as a result of, arising from or in connection with any claim by any taxing authority for any Taxes of LLC or the Founders, including all Taxes attributable to the business and operations of LLC prior to the Effective Date;

               (d) as a result of, arising from or in connection with any and all loss or liability, including the costs and expenses of prosecution or defense incurred by DTEK, NEWCO or any of their Affiliates as a consequence of any litigation currently pending (i) against LLC, (ii) relating to the Assets or
(iii) relating to the Assumed Liabilities; and

               (e) as a result of, or with respect to, any and all claims asserted in whole or in part in respect of the conduct of the business, ownership or operation of the Assets by LLC prior to the Effective Date without regard to whether such claims exist on the Effective Date or arise at any time thereafter.

          7.2 Indemnity Procedure. LLC, the Founders and their Affiliates are sometimes collectively referred to herein as the "Indemnifying Party" and NEWCO is referred to as the "Indemnified Party." An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within twenty (20) business days of the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

          7.3 Survival. Each and every one of the representations, warranties, covenants, agreements and indemnities of the parties hereto contained in this Agreement or any exhibit to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party hereto until:

               (a) with respect to tax matters, for a period of six months after the expiration of the applicable statute of limitations; and

               (b) with respect to all other matters, for a period of three (3) years after the Effective Date.

          7.4 Interest on Indemnification Payments. Indemnification payments due hereunder shall accrue interest at the rate of 10% per annum from (i) the later of the date of the loss, liability, damage or expense to which such payment relates, or is incurred by an Indemnified Party, or the date written notice of such occurrence is given to the Indemnifying Party, to (ii) the date of the Indemnifying Party's payment of indemnification for such damages.

          7.5 Statements as Representations. All statements contained in this Agreement or in any Schedule or Exhibit shall be deemed to be representations and warranties for all purposes of this Agreement.

     8. CERTAIN ADDITIONAL COVENANTS OF LLC AND THE FOUNDERS. LLC and the Founders covenant and agree as follows:

          8.1 Name Change. LLC and the Founders hereby represent and warrant that the corporate name of LLC is as set forth on the signature page hereof and further agree and acknowledge that such name is included within the Assets and that the exclusive right to use such name will be transferred to NEWCO on the Effective Date. As soon as practicable following the Effective Date, the Founders shall cause LLC to file an appropriate amendment to its articles or certificate of incorporation changing its name to a name which shall in no way be similar to its present name and shall furnish such written consents as NEWCO shall have reasonably requested and may thereafter reasonably request in connection therewith.

          8.2 Board of Directors. For so long as any shares of Series A Preferred Stock are outstanding, the Board of Directors of NEWCO shall be comprised of four (4) members, one of whom shall be a designee of DTEK as provided in Section 12.1 hereof.

          8.3 Further Assurances. LLC and the Founders covenant and agree that LLC and the Founders will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of this Agreement.

          8.4 Trademarks. Upon the request of NEWCO, LLC shall file any and all necessary documents required to register any of the trademarks or service marks being sold to NEWCO hereunder with the U.S. Patent and Trademark Office and with the appropriate state agency in which any such trademark or service marks are currently used.

     9.   NON-COMPETITION.

          9.1  Covenant Not to Compete; Confidentiality; Use of Name.

               (a) LLC and the Founders hereby jointly and severally agree on behalf of themselves and their respective affiliates that each of them shall for a period of five (5) years from the Effective Date (such aggregate period being hereinafter referred to as the "Covenant Period"), refrain from, anywhere in the United States of America NEWCO conducts business, directly or indirectly, owning, managing, operating, controlling or financing, or participating in the ownership, management, operation, control or financing of, or being connected with or having any interest in, or otherwise taking any part as a the Founders, director, officer, employee, consultant, independent contractor, partner or otherwise in, any business engaged in by LLC on the Effective Date, including but not limited to the owning or leasing of electronic or other outdoor advertising displays or the selling of advertising with respect thereto.

               (b) LLC and the Founders hereby jointly and severally agree not to, at any time subsequent to the Effective Date, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, or use or cause or authorize any person, firm, corporation, partnership, association or other entity to use any proprietary or confidential information relating to the Assets and business purchased by NEWCO hereunder or its prospects, the compilation of information, records and specifications concerning customers of all pricing techniques used by the business purchased by NEWCO hereunder, NEWCO's source of leads and method of obtaining new business, the design, development, manufacture, production or selling of NEWCO's products or NEWCO's method of doing and operating its business (collectively the "Confidential Information"). Confidential Information shall include information which LLC or the Founders know or should know is regarded as confidential and valuable by NEWCO (whether or not any of the foregoing information is actually novel or unique or is actually known to others).

               (c) LLC and the Founders hereby jointly and severally agree not to at any time, directly or indirectly, use or authorize any person, firm, corporation, partnership, association or entity to use any name, mark, logo or other identifying words or images which are similar to those used currently or in the past by LLC in connection with any business product or service, whether or not competitive with any business then being carried on by NEWCO.

               (d) In the event of a breach or violation of any of the provisions of this Section, the running of the Covenant Period (but not of the obligations under this Section) shall be tolled during the continuance of any actual breach or violation. In addition to any other rights or remedies DTEK and NEWCO may have hereunder, they shall have the right and remedy to require LLC and the Founders to account for and pay over to NEWCO, as the case may be, all compensation, profits, monies, accruals or other benefits derived or received by such party constituting a breach of this Section.

               (e) Each of LLC and the Founders acknowledges that it would be very difficult or impossible to measure the damages resulting from the breach of any provision of this Section. Each of LLC and the Founders further acknowledges that the restrictions herein are reasonable, are reasonably necessary for the protection of the business of NEWCO, and, by virtue of the circumstances of the business of NEWCO, violation by LLC and the Founders of any such covenant will cause irreparable damage to NEWCO. Therefore, LLC and the Founders hereby agree that any breach or threatened breach by it on him of any provisions of this Section shall entitle NEWCO, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction for a temporary and permanent injunction or any other appropriate decree of specific performance (without any bond or security being required) in order to enjoin such breach or threatened breach. It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular subparagraph or portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in that particular jurisdiction in which such adjudication is made. In the event any provisions of this Section relating to the time period and/or areas of restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period or area such court deems reasonable and enforceable, the time period and/or areas of restrictions shall thereafter be deemed the maximum which such court deems reasonable and enforceable.

     10.  DTEK OPTION.

          10.1 Option to Purchase Common Stock. DTEK shall have the right and option, exerciseable by written notice from DTEK to the Founders within 60 days following the date of conversion of all outstanding Series A Preferred Stock into shares of Common Stock, to purchase all or less than all of the Common Stock owned by each of the Founders.

          10.2 Option Price. In the event DTEK elects to exercise its option to purchase the Common Stock of the Founders, the purchase price will be an amount equal to (a) the annual net income (determined in accordance with generally accepted accounting principles) of NEWCO for its then most recently completed fiscal year, multiplied by (b) the percentage of the total number of shares of Common Stock outstanding on a fully diluted basis (i.e., including the number of shares issuable upon conversion of all preferred stock of NEWCO then outstanding) represented by the number of shares of Common Stock of the Founders being purchased by DTEK, multiplied by (c) the price earnings ratio at which the common stock, par value $.001 per share of DTEK ("DTEK

Stock) is trading on the date of the option notice from DTEK to the Founders, as reported by The Nasdaq Stock Market.

          EXAMPLE: If at the time of purchase there are 100 shares of Common Stock outstanding, 80 of which are owned by DTEK, NEWCO's annual net income is $10,000,000 and DTEK Stock is trading at a P/E ratio of 20, DTEK would pay $40,000,000 ($10,000,0000 x 20% x 20) in shares of DTEK Stock, for the remaining 20 shares of NEWCO Common Stock. (The foregoing assumes no other outstanding series of NEWCO preferred stock.)

     The purchase price shall be paid in the form of newly issued shares of DTEK Stock. The number of shares of DTEK Stock to be issued to the Founders shall be determined by dividing the purchase price payable to each Founder by the average closing price of DTEK Stock for the 20 trading days prior to the closing date. Such shares of DTEK Stock will not be registered under the Securities Act of 1933 (the "Securities Act") and, accordingly, each Founder selling shares of Common Stock to DTEK under this Article 10 shall, at DTEK's request, furnish DTEK such investment representations and other documents as DTEK may reasonably request in order to confirm the availability of an exemption from registration under the Securities Act of such shares of DTEK Stock.

          10.3 Closing. The closing of any sale of Common Stock of the Founders under this Article 10 shall take place within 90 days following the date of the delivery of the notice specified in Section 10.1.

     11.  FOUNDERS' OPTION.

          11.1 Option to Sell Common Stock. Each of the Founders shall have the right and option, at any time upon written notice to NEWCO, to require NEWCO to repurchase the shares of Common Stock then owned by such Founder.

          11.2 Purchase Price.  The purchase price payable by NEWCO under this
Article 11 shall be an amount in cash equal to 500% of the then earnings per share (calculated in accordance with generally accepted accounting principles) of NEWCO on a fully diluted basis (i.e., taking into account all outstanding shares of common stock and all shares of common stock issuable upon all then outstanding preferred stock of any series).

          11.3 Closing. The closing of any purchase and sale of shares of Common Stock pursuant to this Article 11 shall take place within 90 days following date of delivery of the notice specified in Section 11.1.

     12.  MANAGEMENT OF NEWCO.

          12.1 Day-to-Day Business Operations. DTEK shall have the right to designate a representative of DTEK or one of its subsidiaries to manage the day-to-day business operations of NEWCO and to serve on the board of directors of NEWCO.

          12.2 Management Fee. In consideration of the management services of the DTEK representative specified in Section 12.1 above, NEWCO shall pay to DTEK a monthly management fee which will be determined based upon the cost to DTEK of providing such services plus a 10% administrative charge, the amount of such actual fee to be approved by the board of directors of NEWCO.

          12.3 Limitations on Designee. The management designee of DTEK provided for in this Article 12 shall not be entitled to participate in negotiations, and shall abstain from voting as a member of the board of directors of NEWCO, in connection with any transaction that could reasonably be expected to materially increase the benefits, or decrease the losses, that DTEK might recognize from the operations of NEWCO to an extent greater than such transactions would benefit (or limit losses) any other lender or investor of NEWCO.

     13. RESTRICTIONS ON TRANSFERS OF COMMON STOCK. The Founders covenant and agree that none of them shall sell, transfer or otherwise dispose of, or pledge or otherwise encumber, any shares of Common Stock owned by them without the prior written consent of DTEK and unless such transferee or pledgee agrees to be bound by all terms and provisions of this Agreement as if an original party hereto.

     14.  MISCELLANEOUS.

          14.1 Entire Agreement. This Agreement and the Schedules to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.

          14.2 Amendment. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

          14.3 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

          14.4 Waivers and Remedies. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          14.5 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

          14.6 Descriptive Headings. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          14.7 Counterparts. This Agreement may be executed in any numbers of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

          14.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or, either when received or when the delivery thereof has been attempted and acceptance has been refused, if deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

      If to DTEK:             Display Technologies, Inc.
                              5 Thomas Mellon Circle, Suite 130
                              San Francisco, California 94134
                              Attn: Terry J. Long

      With a copy to:         Display Technologies, Inc.
                              5029 Edgewater Drive
                              Orlando, Florida 32810
                              Attn: Marshall S. Harris

     If to NEWCO:             AmeriVision Outdoor, Inc.
                              5 Thomas Mellon Circle, Suite 130
                              San Francisco, California 94134
                              Attn: Terry J. Long


     If to Barr:              Michael T. Barr
                              3230 Three Bridge Road
                              Powhatan, VA 23139

     If to Brown:             Joe W. Brown
                              Third Floor
                              3773 Howard Hughes Parkway
                              Las Vegas, NV 89109

     If to Byrd:              William W. Byrd
                              20 Eureka St., Upstairs
                              Sutter Creek, CA 95685

     If to Whitlow:           George Whitlow
                              9703 Midlothian Pike
                              Richmond, VA 23235


or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

          14.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. LLC shall not assign any of its right or obligations hereunder without the express written consent of NEWCO.

          14.10 Expenses. Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the prior sentence, LLC agrees to pay the premium for the issuance of the Title Insurance Policy and the documentary stamps applicable to the recording of the Deed.

          14.11 Confidentiality. No party hereto shall divulge the existence of the terms of this Agreement, the transactions contemplated hereby or any information about another party that such party may have acquired in connection with the transaction, without the prior written approval of all of the parties hereto, except and as to the extent (i) obligated by law, (ii) necessary for such party to defend or prosecute any litigation in connection with the transactions contemplated hereby, (iii) rightfully received from third parties without restriction or disclosure and without breach of this Agreement or (iv) to any lender or its counsel in connection with the procurement or attempted procurement by NEWCO of financing for the transactions contemplated by this Agreement.

          14.12 Investigation. The representations, warranties, covenants and agreements of this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant thereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties for purposes of this Agreement.

          14.13 Knowledge of LLC and the Founders. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge or to the knowledge of either LLC or the Founders, LLC and the Founders acknowledge and confirm that they have made inquiry as to the matters that are the subject of such representations and warranties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best of "their knowledge", the representation or warranty is made by both LLC and the Founders.

          14.14 Attorneys' Fees. In the event any suit or other legal proceeding or arbitration is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees, including attorneys' fees for any appeal, and costs incurred in bringing such suit, proceeding or arbitration.

          14.15 Governing Law; Venue. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with the internal laws of the State of Florida. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of Orange County, Florida, or in the United States District Court for the Middle District of the State of Florida, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and agrees to be bound by any judgment rendered thereby in connection with this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.


                              DISPLAY TECHNOLOGIES, INC.

                              By:   /s/ J. William Brandner
                                 ---------------------------------------
                                    J. William Brandner, President & CEO


                              AMERIVISION OUTDOOR, INC.

                              By:   /s/ William W. Byrd
                                 ---------------------------------------
                                    William W. Byrd, President


                              AMERIVISION OUTDOOR, LLC

                              By:   /s/ William W. Byrd
                                 ---------------------------------------
                                    William W. Byrd, ______________


                                      /s/ Michael T. Barr
                              ------------------------------------------
                              MICHAEL T. BARR


                                      /s/ Joe W. Brown
                              ------------------------------------------
                              JOE T. BROWN


                                      /s/ William W. Byrd
                              ------------------------------------------
                              WILLIAM W. BYRD


                                      /s/ George Whitlow
                              ------------------------------------------
                              GEORGE WHITLOW

                                   SCHEDULES
                                   ---------

A     -  Equity Interests/Founder Loans
B     -  LLC Assets
C     -  Assumed Liabilities
D     -  Second Distribution
E     -  Share Purchase
5.6   -  Compliance with Laws
5.7   -  Title To and Condition of Assets
5.8   -  Material Commitments
5.9   -  Furniture, Fixtures, etc.
5.10  -  Intangible Personal Property
5.11  -  Insider Interests
5.12  -  Customers, Distributors and Suppliers
5.13  -  Receivables
5.14  -  Trade Payables
5.16  -  Bank Accounts
5.17  -  Insurance
5.18  -  Labor Matters
5.19  -  Personnel

                                   SCHEDULE A

Name                    Ownership                    Founder Loans/LLC Equity
----                    ---------                    ------------------------
Michael T. Barr         10.0%                        $ 25,000

Joe W. Brown            15.0%                        $ 37,500

William W. Byrd
   & Family             32.5%                        $156,000

George Whitlow          42.5%                        $175,000


                                   SCHEDULE B

                                   LLC ASSETS
                                   ----------


1. Master Equipment Lease Agreement, dated December 17, 1998, with Thalman Financial, Inc.(Frontier).

2. Master Equipment Lease Agreement, dated December 11, 1998, with Thalman Financial, Inc (Roseville)

3. Space Lease, dated March 18, 1999, with TouchMedia Systems One Nevada, Incorporated

4.  Management Agreement, dated November 4, 1998, with Hyde Park, LLC

5. Management Agreement, dated December 1, 1998, with Roseville Auto Mall Association

6. All office furniture, computer hardware and software and telephone equipment

7.  All accounts receiveable

8.  All rights to any and all types of deposit refunds and similar items

9. The name "AmeriVision" and all trademark rights, copyrights, trade secrets and any and all other intellectual property rights owned by AmeriVision Outdoor, LLC

10. All other tangible and intangible properties and assets of LLC

                                   SCHEDULE C

                              ASSUMED LIABILITIES
                              -------------------


1. Obligations to be paid, performed or discharged after the date hereof by AmeriVision Outdoor, LLC under the agreements listed on Schedule B.

2.  Indebtedness of $20,000 to Display Technologies, Inc.

3.  Indebtedness of $80,000 to Terry J. Long.

                                   SCHEDULE D

                              SECOND  DISTRIBUTION
                              --------------------

Name                                    Amount Distributed
----                                    ------------------
Michael T. Barr                              $12,500

Joe W. Brown                                 $18,750

William L. Byrd & Family                     $78,000

George Whitlow                               $87,500


                                   SCHEDULE E

                                 SHARE PURCHASE
                                 --------------

Name                             No. of Shares                 Purchase Price
----                             -------------                 --------------
Michael T. Barr                      200                           $12,500

Joe W. Brown                         200                           $12,500

William W. Byrd
   & Family                        1,100                           $68,750

George Whitlow                       500                           $31,250
